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                                   EXHIBIT 21

                              LIST OF SUBSIDIARIES


1. American Custom Components, Inc., a California corporation, doing business as American Custom Components, Inc.

2. Caribbean Electronics, Ltd., a St. Lucian corporation, doing business as Caribbean Electronics, Ltd.

3. K5 Plastics, Inc., a California corporation, doing business as K5 Plastics, Inc.